Acura Pharmaceuticals Announces Update on AVERSION Products

Company’s Q2’12 Financial Results Release Rescheduled for Monday, July 30

Palatine, IL - (July 27, 2012) - Acura Pharmaceuticals, Inc. (NASDAQ: ACUR), a specialty pharmaceutical company developing products intended to address medication abuse and misuse, announced today that Pfizer Inc. provided notice on July 26, 2012 that it is exercising its right to terminate the license to three development stage products using Acura’s AVERSION® Technology and return such products to Acura. The termination will become effective in 12 months under the terms of our License Agreement with a subsidiary of Pfizer. A fourth product utilizing Acura’s AVERSION Technology, OXECTA® (oxycodone hydrochloride) Tablets CII, is being commercialized by Pfizer and Pfizer will retain all rights and obligations to OXECTA under the License Agreement.

The products being returned are oxycodone hydrochloride with acetaminophen, hydrocodone bitartrate with acetaminophen and another undisclosed opioid. The hydrocodone product is the most advanced in development, with a clinical study completed in February 2012, which demonstrated bioequivalence to its reference listed drug. This product also was the subject of a pre-IND meeting held with the U.S. Food and Drug Administration (FDA) in May 2012 in which the FDA agreed to a development program for this product generally consistent with that used for OXECTA.

“We are pleased to regain control of these tamper-resistant opioid products because we continue to believe they hold promise in combating widespread prescription opioid abuse,” said Bob Jones, President and Chief Executive Officer of Acura Pharmaceuticals. “We will evaluate our strategy for these products over the coming months, including possible partnering with alternative strategic partners, and will work with Pfizer to exercise our rights under the Pfizer Agreement for the transition of these products back to us.”

Acura now plans to report financial results for the second quarter of 2012 following the close of financial markets on Monday, July 30, 2012. The Company will host a conference call on Tuesday, July 31, 2012 at 8:30 a.m. ET to discuss the quarterly results and Pfizer’s return of the development products.

To participate in the live conference call, please dial 800-967-0627 (U.S. and Canada) or 913-981-5535 (international) five to ten minutes prior to the start of the call. The participant passcode is 8419237. A live audio webcast will also be available through the "Investors" section of the company’s website, http://www.acurapharm.com

The conference call and the webcast will be archived for two weeks. The telephone replay of the call will be available approximately two hours after completion of the call by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (international), and providing passcode 8419237.

About Acura Pharmaceuticals

Acura Pharmaceuticals is a specialty pharmaceutical company engaged in the research, development and commercialization of product candidates intended to address medication abuse and misuse, utilizing its proprietary AVERSION® and IMPEDE™ technologies. In June 2011, the U.S. Food and Drug Administration approved OXECTA® which incorporates the AVERSION technology. The Company has a development pipeline of additional AVERSION technology products including other opioids and its IMPEDE technology for pseudoephedrine hydrochloride products.

The trademark OXECTA® is owned by Pfizer Inc.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Forward-looking statements may include, but are not limited to, our and our licensee’s ability to successfully launch and commercialize our products and technologies including Oxecta® Tablets and Nexafed® Tablets, the price discounting that may be offered by Pfizer for Oxecta®, the ability of us or our licensee’s to obtain necessary regulatory approvals and commercialize products utilizing our technologies and the market acceptance of and competitive environment for any of our products, expectations regarding potential market share for our products and the timing of first sales, our ability to enter into additional license agreements for our other product candidates, the ability to avoid infringement of patents, trademarks and other proprietary rights of third parties, and the ability of our patents to protect our products from generic competition, and the ability to fulfill the FDA requirements for approving our product candidates for commercial manufacturing and distribution in the United States, including, without limitation, the adequacy of the results of the laboratory and clinical studies completed to date, the results of laboratory and clinical studies we may complete in the future to support FDA approval of our product candidates and the sufficiency of our development to meet over-the-counter, or OTC, Monograph standards as applicable, the adequacy of the development program for our product candidates, including whether additional clinical studies will be required to support FDA approval of our product candidates, changes in regulatory requirements, adverse safety findings relating to our product candidates, whether the FDA will agree with our analysis of our clinical and laboratory studies and how it may evaluate the results of these studies or whether further studies of our product candidates will be required to support FDA approval, whether or when we are able to obtain FDA approval of labeling for our product candidates for the proposed indications and will be able to promote the features of our abuse discouraging technologies, whether our product candidates will ultimately deter abuse in commercial settings and whether our Impede technology will disrupt the processing of pseudoephedrine into methamphetamine. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail in our filings with the Securities and Exchange Commission.

Contact:

David Carey for Acura Investor Relations

investors@acurapharm.com

212-867-1768

Chris Seger for Acura Media Relations

pr@acurapharm.com

212-599-1265